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                                                                    Exhibit 10.5


                           CONDITIONAL PROMISSORY NOTE

1. CONSIDERATION PAYABLE UNDER TERMS OF THIS PROMISSORY NOTE. Pursuant to
Section 2.2 of that certain Purchase Agreement (the "PURCHASE AGREEMENT") by and between HomeSeekers.com, Incorporated, a Nevada corporation ("HOMESEEKERS") and the sole members of Immediate Results through Intuitive Systems, LLC, a California limited liability company ("IRIS"), who are Greg Robertson, Eddie Ureno, Margaret G. Etheridge, and Dan Woolley (collectively, the "MEMBERS"), HomeSeekers promises to convey shares of validly issued, fully paid and nonassessable common stock, $.001 par value, of HomeSeekers ("HOMESEEKERS COMMON STOCK") to the Members, in accordance with the following provisions:

         (a) FIRST MATURITY DATE. Upon the one hundred eightieth day following the Closing Date, as such term is defined in the Purchase Agreement (the "FIRST MATURITY DATE"), if the Value (as defined in Section 1(c) below) of the HomeSeekers Common Stock issued to the Members pursuant to Section 2.1 of the Purchase Agreement has not equaled or exceeded Eight Million Nine Hundred Seventy-Five Thousand Dollars ($8,975,000) on any day during the preceding one hundred eighty days, then HomeSeekers shall deliver to the Members, the aggregate number of shares of HomeSeekers Common Stock equal to the lesser of the following: (i) four hundred thousand (400,000) shares; or (ii) the difference, as of the one hundred eightieth day following the Closing Date, between Eight Million Nine Hundred Seventy-Five Thousand Dollars ($8,975,000) and the Value of the HomeSeekers Shares issued pursuant to Section 2.1 of the Purchase Agreement.

         (b) SECOND MATURITY DATE. Upon the first anniversary of the Closing Date (the "SECOND MATURITY Date"), if the combined Value of any and all shares of HomeSeekers Common Stock issued to the Members pursuant to Section 2.1 of the Purchase Agreement and Section 1(a) of this Promissory Note has not equaled or exceeded Eight Million Nine Hundred Seventy-Five Thousand Dollars ($8,975,000) on any day during the preceding year, then HomeSeekers shall deliver to the Members, the aggregate number of shares of HomeSeekers Common Stock equal to the lesser of the following: (i) two million five hundred thousand (2,500,000) shares; or (ii) the difference, on the first anniversary of the Closing Date, between Eight Million Nine Hundred Seventy-Five Thousand Dollars ($8,975,000) and the combined Value of any and all shares of HomeSeekers Common Stock issued to the Members pursuant to Section 2.1 of the Purchase Agreement and Section 1(a) of this Promissory Note.

         (c) VALUATION OF HOMESEEKERS COMMON STOCK. For purposes of this Section 1, the "VALUE" of the HomeSeekers Common Stock for any chosen day shall equal:
(i) the applicable number of shares; multiplied by (ii) the average closing sale price of a share of HomeSeekers stock on the Nasdaq SmallCap Market or other applicable exchange for the trading days within the thirty (30) calendar days preceding the applicable date.

         (d) WRITTEN INSTRUCTIONS. Any HomeSeekers Common Stock that is required to be issued and delivered pursuant to this Promissory Note shall be divided among the Members in accordance with written instructions signed by all of the Members and delivered to HomeSeekers.


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2. HOLD BACK AND SET OFF FOR INDEMNIFICATION OBLIGATIONS UNDER PURCHASE
AGREEMENT. Any and all HomSeekers Common Stock issuable and deliverable pursuant to this Promissory Note is subject to set off and hold back rights to secure the indemnification obligations of the Members under Article X of the Purchase Agreement, as more fully described in Article X of the Purchase Agreement.

3 GOVERNING LAW, JURISDICTION AND WAIVER OF VENUE. This Promissory Note shall be governed by and construed in accordance with the laws of the State of Nevada regardless of the fact that any of the parties hereto may be or may become a resident of a different country, state, or jurisdiction. Any suit, action or proceeding arising out of, or with respect to, this Promissory Note shall be filed in a court of competent jurisdiction within the County of Washoe, State of Nevada or in the U.S. District Court for the District of Nevada, Northern Division. The parties hereby consent to the personal jurisdiction of such courts within the County of Washoe, State of Nevada and the U.S. District Court for the District of Nevada, Northern Division. The parties hereby waive any objections to venue in such courts within Washoe County, State of Nevada and the U.S. District Court for the District of Nevada, Northern Division.

4. WAIVER. This Promissory Note may not be modified, amended, supplemented, canceled, or discharged, except by written instrument executed by HomeSeekers and each of the Members. The failure of the Members to enforce any of the provisions of this Promissory Note shall not impair the rights of the Members to require observance, performance, or satisfaction, either of that term or condition as it applies on a subsequent occasion or of any other term or condition of this Promissory Note.

5. BINDING. This Promissory Note shall bind HomeSeekers and HomeSeekers' successors and assigns and the benefits hereof shall inure to the Members and each of the Members' heirs, representatives, successors and assigns; PROVIDED, HOWEVER, that HomeSeekers shall not assign its obligations under this Promissory Note, by operation of law or otherwise, without each Member's prior written consent.

6. SEVERABILITY. If any term or provision of this Note or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Promissory Note, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby. Each term and provision of this Promissory Note shall be valid and enforceable to the fullest extent permitted by law.

7. ATTORNEYS' FEES AND COSTS, ETC. In any action or proceeding arising out of or related to this Promissory Note, or the transactions contemplated hereby, the prevailing party therein shall be entitled to recover from the other party the reasonable attorneys' and paralegals', accountants' and experts' fees, court costs, filing fees, publication costs and other expenses incurred by the prevailing party in connection therewith.

8. FURTHER ASSURANCES. Each of HomeSeekers and the Members shall, at the request of the other, furnish, execute, and deliver such documents, instruments, certificates, notices or other


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further assurances as the requesting party shall reasonably request as necessary or desirable to effect complete consummation of this Agreement and the transactions contemplated hereby.


Dated July 21, 2000.

                                   HOMESEEKERS.COM, INCORPORATED,
                                   a Nevada corporation


                                   By: /s/ Greg Costley
                                       ---------------------------------------
                                   Name: Greg Costley
                                        --------------------------------------
                                   Title: Chairman and Chief Executive Officer
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